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JOHN ARNOLD NOMINATED TO JOIN ENTERPRISE FINANCIAL BOARD

St. Louis, March 12, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) has nominated John Q. Arnold for election to its Board of Directors at the Annual Shareholders Meeting on April 30, 2015, according to an announcement by James J. Murphy, Chairman. Arnold currently serves on the Board of Enterprise Bank & Trust, the Company’s banking subsidiary, and chairs both its Risk and Credit Committees. He was formerly Executive Vice President, Corporate Risk Management, and Executive Management Committee member for Firstar Corp., now US Bank. Arnold also served as Vice Chairman and Executive Management Committee member for Mercantile Bancorporation in St. Louis and Senior Vice President and Deputy Chief Credit Officer for Harris Trust and Savings Bank in Chicago.

Arnold earned an AB, cum laude, at Dartmouth College and an MBA at the Amos Tuck School of Business Administration at Dartmouth. He serves on numerous civic and charitable boards, including the Mercy Health System and John Henry Foster Co., where he is Chairman of the Board. He is past director of the YMCA of Greater St. Louis and St. John’s Mercy Healthcare Boards.

Murphy commented, “We are delighted to nominate John Arnold to the EFSC Board. He knows our Company well as a member of the Enterprise Bank & Trust Board. John is highly respected in the banking industry, having held executive management posts at major banks in Chicago and St. Louis, and he’s prominent in community service as well.”

Upon election to the EFSC Board, Arnold would replace Director Brenda D. Newberry, who will not seek re-election to the Board at the Annual Meeting. Newberry has served on Enterprise’s Board since 2007.

Murphy added, “Brenda has been a valued member of our Board and we’ll miss her counsel, particularly her insights on technology deployment and management.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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